Exhibit 99.1

JetBlue Airways Investor Relations (718) 709-2202 ir@jetblue.com
Investor Update
December 2, 2008
This investor update provides selected investor guidance for the fourth quarter ending December 31, 2008 and full year 2008.
Passenger Revenue per Available Seat Mile (PRASM)
(Estimated year over year percentage improvement)

	Fourth Quarter 2008	Full Year 2008
Estimated PRASM	12-14%	13-15%
Revenue per Available Seat Mile (RASM)
(Estimated year over year percentage improvement)

	Fourth Quarter 2008	Full Year 2008
Estimated RASM	16-18%	16-18%
Cost per Available Seat Mile (CASM) at Assumed Fuel Cost
(Estimated year over year percentage increases)

	Fourth Quarter 2008	Full Year 2008
Estimated CASM	18-20%	20-22%

Cost per Available Seat Mile (CASM) Excluding Fuel
(Estimated year over year percentage increases)

	Fourth Quarter 2008	Full Year 2008
Estimated Ex-fuel CASM	15-17%	8-10%
Operating Margin
(Estimated operating margin range)

	Fourth Quarter 2008	Full Year 2008
Estimated Operating Margin Range	2-4%	1-3%
Income (Loss) Before Income Taxes
(Estimated pre-tax margin range)

	Fourth Quarter 2008	Full Year 2008
Estimated Pre-tax Margin Range	(4)-(2)%	(3)-(1)%
Fuel

	Fourth Quarter 2008	Full Year 2008
Estimated Fuel Gallons Consumed	108 million	456 million
Estimated Average Fuel Price per Gallon, Net of Hedges	$2.77	$3.01
In October 2008, we began selling swap contracts to our fuel hedge counterparties covering 60% of our fourth quarter 2008 swap contracts and all of our 2009 swap contracts, effectively capping losses related to further oil price declines.

As of November 28, 2008, our advanced fuel derivative contracts are as follows:

Gallons
	(Est. % of consumption)	Price
Q4 ‘08	25 million (23%)	5% in heat collars with the average cap at $3.12/gal and the average put at $2.69/gal 18% in heat swaps at an average of $2.76/gal
Q1 ‘09	10 million (9%)	9% in heat collars with the average cap at $2.95/gal and the average put at $2.50/gal
Q2 ‘09	10 million (8%)	8% in heat collars with the average cap at $2.96/gal and the average put at $2.49/gal
Q3 ‘09	10 million (8%)	8% in heat collars with the average cap at $3.00/gal and the average put at $2.54/gal
Assuming a crude oil price of $50 per barrel, we would expect to have approximately $106 million in cash collateral posted related to our 2009 fuel derivative contracts as of December 31, 2008.
This investor update contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.